Exhibit 13(a)(4)

Adopted September 12, 2003

The China Fund, Inc.

Proxy Voting Policy and Procedures

The Board of Directors of The China Fund, Inc. (the “Fund”) hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Allianz Global Investors U.S. LLC (the “Listed Investment Manager” and the “Direct Investment Manager”, collectively the “Investment Managers”).

I.	Policy

It is the policy of the Board of Directors of the Fund (the “Board”) to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Managers as a part of the Investment Managers’ general management of the Fund’s assets, subject to the Board’s continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Managers, and directs each Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below. The Investment Managers may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

II.	Fiduciary Duty

The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund. Each Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, each Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III.	Procedures

The following are the procedures adopted by the Board for the administration of this policy:

A. Review of Investment Managers’ Proxy Voting Procedures. The Investment Managers shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.

B. Voting Record Reporting. Each Investment Manager shall provide the voting record information necessary for the completion and filing of Form N-PX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as are required for the timely filing of Form N-PX

Adopted September 12, 2003

and at such additional time(s) as the Fund and the Investment Manager may agree from time to time. With respect to those proxies that an Investment Manager has identified as involving a conflict of interest1, the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

C. Record Retention. Each Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.

D. Conflicts of Interest. Any actual or potential conflicts of interest between or an Investment Manager and the Fund’s shareholders arising from the proxy voting process will be addressed by the relevant Investment Manager and the Investment Manager’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager. In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager’s Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.

IV.	Revocation

The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.	Annual Filing

The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.2

[1]	As it is used in this document, the term “conflict of interest” refers to a situation in which the Investment Managers or affiliated persons of the Investment Managers have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Managers to the Fund which could potentially compromise the Investment Managers’ independence of judgment and action with respect to the voting of the proxy.
[2]	The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.

2

Adopted September 12, 2003

VI.	Disclosures

A. The Fund shall include in its annual report filed on Form N-CSR:

1. a description of this policy and of the policies and procedures used by the Fund and the Investment Managers to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and

2. a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and

3. a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

VII.	Review of Policy

The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted: September 12, 2003

Amended: March 8, 2012 and April 1, 2014

3

ALLIANZ GLOBAL INVESTORS U.S. LLC

PROXY VOTING GUIDELINES

AND PROCEDURES

SEPTEMBER, 2013

Table of Contents

Policy Statement	page 3

Voting Procedure and Resolving Conflicts of Interest	page 4

Cost-Benefit Analysis Involving Voting Proxies	page 5

Proxy Voting Guidelines	Schedule A

Policy Statement

Allianz Global Investors U.S. LLC (“AllianzGI US”) typically votes proxies as part of its discretionary authority to manage accounts, unless a client has explicitly reserved the authority for itself. AllianzGI US exercises its proxy voting responsibilities as a fiduciary, and the proxy voting guidelines are designed to meet applicable fiduciary standards. As a result, in the cases where ALLIANZGI US has voting authority of its client proxies, AllianzGI US intends to vote such proxies in a manner consistent with the best interests of its clients.

AllianzGI US has adopted the Allianz Global Investors Global Corporate Governance Guidelines and Proxy Voting Policy (the “Proxy Guidelines”), attached hereto as Schedule A, which are reasonably designed to ensure that we are voting in the best interest of our clients. A Proxy Committee, including portfolio management, research and legal and compliance personnel, is responsible for establishing our proxy voting policies and procedures. The Proxy Guidelines summarize our positions on various issues and give general indication as to how we will vote shares on each issue. However, this listing is not exhaustive and does not include all potential voting issues and for that reason, there may be instances when we may not vote proxies in strict adherence to the Proxy Guidelines. To the extent that the Proxy Guidelines do not cover potential voting issues or a case arises of a material conflict between our interest and those of a client with respect to proxy voting, our Proxy Committee will convene to discuss the issues. In evaluating issues, the Proxy Committee may consider information from many sources, including but not limited to our portfolio management team, our analyst responsible for monitoring the stock of the company at issue, management of a company presenting a proposal, shareholder groups, and independent proxy research services.

Voting Procedure

The voting of all proxies is conducted under the direction of the Proxy Committee consisting of representatives from the Research Department, Portfolio Management Team (PMT), Operations and/or the Legal and Compliance Department. Vote decisions are made in accordance with the Proxy Guidelines and implemented by AllianzGI US’s third party proxy services providers. In situations where the Proxy Guidelines do not give clear guidance on an issue, an analyst or portfolio manager and/or the Proxy Committee will review the issue. In the event that either the analyst or portfolio manager wishes to override the Proxy Guidelines, the proposal will be presented to the Proxy Committee for a final decision. Deviation from the Proxy Guidelines will be documented and maintained in accordance with Rule 204-2 under the Investment Advisers Act of 1940.

AllianzGI US’s third party proxy services providers are responsible for notifying AllianzGI US of all upcoming meetings, providing a proxy analysis and vote recommendation for each proposal, verifying that all proxies are received, submitting vote instructions to the appropriate tabulator, and contacting custodian banks to request missing proxies. AllianzGI US’s third party proxy services providers also provide holdings reconciliation reports on a monthly basis, and vote summary reports for clients on a quarterly or annual basis. AllianzGI US keeps proxy materials used in the vote process onsite for at least two years.

Resolving Conflicts of Interest

AllianzGI US may have conflicts that can affect how it votes its clients’ proxies. For example, AllianzGI US may manage a pension plan whose management is sponsoring a proxy proposal. AllianzGI US may also be faced with clients having conflicting views on the appropriate manner of exercising shareholder voting rights in general or in specific situations. Accordingly, AllianzGI US may reach different voting decisions for different clients. Regardless, votes shall only be cast in the best interests of clients affected by the shareholder right. For this reason, AllianzGI US shall not vote shares held in one client’s account in a manner designed to benefit or accommodate any other client.

In order to ensure that all material conflicts of interest are addressed appropriately while carrying out its obligation to vote proxies, the Proxy Committee shall be responsible for addressing how AllianzGI US resolves such material conflicts of interest with its clients. AllianzGI US has adopted safeguards to ensure that its proxy voting is not influenced by interests other than those of its clients. For that reason, while AllianzGI US includes members from different parts of the organization on its Proxy Committee, AllianzGI US does not include individuals whose primary duties relate to client relationship management, marketing, or sales. Because AllianzGI US’s voting guidelines are predetermined and implemented through an independent third party proxy services provider, application of the guidelines to vote clients’ proxies should in most instances adequately address any possible conflicts of interest. In the event that an analyst or portfolio manager proposes a proxy vote that appears to be inconsistent with the guidelines, the Proxy Committee reviews the proposed vote to determine whether the voting rationale appears reasonable. In such cases, the Proxy Committee also assesses whether any business or other relationships between the portfolio manager or analyst and the portfolio company may be influencing the proposed vote on that company’s proxy. Issues raising possible conflicts of interest are promptly resolved by the Proxy Committee prior to the time AllianzGI US casts its vote. With respect to personal conflicts of interest, AllianzGI US’s Code of Ethics requires all employees to conduct themselves with integrity and distinction, putting first the interests of its clients and taking care to avoid even the appearance of impropriety. Portfolio managers, analysts or Proxy Committee members with a personal conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy.

Cost-Benefit Analysis Involving Voting Proxies

AllianzGI US shall review various criteria to determine whether the costs associated with voting the proxy exceeds the expected benefit to its clients and may conduct a cost-benefit analysis in determining whether it is in the best economic interest to vote client proxies. Given the outcome of the cost-benefit analysis, AllianzGI US may refrain from voting a proxy on behalf of its clients’ accounts.

The circumstances under which AllianzGI US may refrain from voting may include, but are not limited to the following: 1) proxy statements and ballots being written in a foreign language, 2) untimely notice of a shareholder meeting, 3) requirements to vote proxies in person, 4) restrictions on a foreigner’s ability to exercise votes, and 5) requirements to provide local agents with power of attorney to facilitate the voting instructions. Such proxies are voted on a best-efforts basis.

Proxy voting in certain countries requires “share blocking.” To vote proxies in such countries, shareholders must deposit their shares shortly before the date of the meeting with a designated depositary and the shares are then restricted from being sold until the meeting has taken place and the shares are returned to the shareholders’ custodian banks. Absent compelling reasons, AllianzGI US believes the benefit to its clients of exercising voting rights does not outweigh the effects of not being able to sell the shares. Therefore, if share blocking is required AllianzGI US generally abstains from voting.

AllianzGI US will not be able to vote securities on loan under securities lending arrangements into which AllianzGI US’s clients have entered. However, under rare circumstances, for voting issues that may have a significant impact on the investment, and if the client holds a sufficient number of shares to have a material impact on the vote, AllianzGI US may request that clients recall securities that are on loan if it determines that the benefit of voting outweighs the costs and potential lost revenue to the client and the administrative burden of retrieving the securities.

Schedule A

Allianz Global Investors Global Corporate

Governance Guidelines and Proxy Voting Policy

Allianz Global Investors GmbH

Corporate Governance Guidelines

28 November 2014

Allianz Global Investors

Understand. Act.

Content

3	Preamble

4	Disclaimer

5	Section 1: Board of Directors

5	1.1 Composition and Structure of the Board
5	1.1.1 Chair and CEO
5	1.1.2 Independence of the Board of Directors
5	1.1.3 Competence and Experience of the Board
5	1.1.4 Diversity of the Board
5	1.1.5 Size of the Board
5	1.1.6 Classified Boards
5	1.1.7 Age Limits and Tenure Limits
5	1.1.8 Board Committees
6	1.1.9 Director Conflicts of Interest
6	1.2 Election of Board of Directors
6	1.2.1 Information on Directors
6	1.2.2 Term of Directors’ Contract
6	1.2.3 Attendance of Board and Committee Meetings
6	1.2.4 Discharge of the Board
6	1.2.5 Multiple Directorships
6	1.2.6 Majority Voting for Directors
7	1.2.7 Shareholders Access to Board of Directors
7	1.2.8 Legal Indemnification of Board Members
7	1.2.9 Proxy Contests
7	1.2.10 Reimburse Proxy Solicitation Expenses

8	Section 2: Remuneration and Benefits

8	2.1 Executive and Director Compensation
8	2.1.1 Compensation of Executive Directors and Senior Managers
8	2.1.2 Performance Measurement and Disclosure of Performance Criteria and Achievement
8	2.1.3 Compensation of Non-Executive Directors
8	2.1.4 Remuneration Committee and “Say on Pay”
9	2.1.5 Special Provisions
9	2.2 Employee Remuneration

10	Section 3: Audit

10	3.1 Role of Audit
10	3.2 Role of Audit Committee
10	3.3 Independence of Auditors
10	3.4 Remuneration of Auditors

11	Section 4: Risk Management and Internal Control

11	4.1 Role of Risk Management
11	4.2 Risk Management Process
11	4.3 Risk Management Documentation
11	4.4 Risk Committee

12	Section 5: Sustainability Issues

13	Section 6: Capital Structure and Corporate Finance Issues

13	6.1 Capital Increases
13	6.1.1 Increase in Authorised Common Stock
13	6.1.2 Issuance or Increase of Preferred Stock
13	6.2 Issuance of Debt
13	6.3 Issues Related to Mergers, Takeovers and Restructurings
13	6.3.1 General Criteria for Mergers and Restructurings
14	6.3.2 Poison Pill Plans
14	6.3.3 Anti-Greenmail Provisions
14	6.3.4 Fair Price Provisions
14	6.3.5 Control Share Acquisition and Cash-Out Provisions
14	6.3.6 Going Private/Going Dark Transactions
15	6.3.7 Joint Ventures
15	6.3.8 Liquidations
15	6.3.9 Special Purpose Acquisition Corporations (SPACs)
15	6.4 Other Corporate Finance Issues
15	6.4.1 Stock Splits and Reverse Stock Splits
15	6.4.2 Share Repurchase Programs
15	6.4.3 Dividend Policy
15	6.4.4 Creating Classes with Different Voting Rights/Dual- Voting Share Class Structures
16	6.4.5 Conversion of Securities
16	6.4.6 Private Placements/Warrants/Convertible Debentures

17	Section 7: Other Issues

17	7.1 General Issues regarding Voting
17	7.1.1 Bundled Proposals
17	7.1.2 “Other Business” Proposals
17	7.1.3 Simple Majority Voting/Elimination of Supermajority
17	7.2 Miscellaneous
17	7.2.1 Re-domiciliation
17	7.2.2 Shareholder Right to Call Special Meeting/Act by Written Consent
17	7.2.3 Disclosure and Transparency
17	7.2.4 Proposals to Adjourn Meeting
17	7.2.5 Amend Bylaws without Shareholder Consent
18	7.2.6 Routine Agenda Items
18	7.2.7 Succession Planning

Corporate Governance Guidelines

Preamble

Allianz Global Investors is a trusted partner for clients across all major asset classes. Our teams can be found in 19 markets worldwide, with a strong presence in the US, Europe and Asia-Pacific. With an integrated investment platform consisting of approximately 500 investment professionals, we cover all major business centres and growth markets. Our global capabilities are delivered through local teams to ensure best-in-class service.

Our parent company, Allianz SE, is one of the leading financial service providers worldwide with strong business fundamentals. Allianz SE operates in 70 countries, serving more than 76 million customers around the globe.

This document lays out the Corporate Governance Guidelines and Proxy Voting Policy for Allianz Global Investors GmbH.

The Corporate Governance Guidelines and Proxy Voting Policy are detailed as follows in the form of voting criteria, which provide a framework for analysis but are not necessarily applied systematically in the form of box-ticking. Their objective is to give a generally applicable answer for the all points, as well as indications to help each entity with regard to those voting criteria that need to be modified to reflect local corporate governance “Best Practice”. We will evaluate governance issues on a case-by-case basis, using the Corporate Governance Guidelines and Proxy Voting Policy but taking into account the variances across markets in regulatory and legal frameworks, best practices, actual market practices, and disclosure regimes (including, but not limited to, the UK Corporate Governance Code and the NAPF Corporate Governance Policy and Voting Guidelines, the ASX Corporate Governance Principles and Recommendations (Australia), the Dutch Corporate Governance Code, AFEP Corporate Governance Code of Listed Corporations (France), the German Corporate Governance Code, the Hong Kong Code on Corporate Governance, the Swedish Code of Corporate Governance, and the Swiss Code of Best Practice for Corporate Governance).

While the Corporate Governance Guidelines and Proxy Voting Policy often provide explicit guidance on how to vote proxies with regard to specific issues that appear on the ballot, they are not intended to be exhaustive. Rather, these guidelines are intended to address the most significant and frequent proxy issues that arise. Each proxy issue will be subject to rigorous analysis of the economic impact of that issue on the long-term share value. All votes shall be cast solely in the long-term interest of shareholders.

In order to ensure that all material conflicts of interest are addressed appropriately while carrying out its obligation to vote proxies, our Proxy Voting Committee is responsible for addressing how Allianz Global Investors GmbH resolves such material conflicts of interest with its clients.

Corporate Governance Guidelines

Disclaimer

The Allianz Global Investors GmbH Corporate Governance Guidelines and Proxy Voting Policy represent a set of recommendations that were agreed upon by Allianz Global Investors GmbH’s Proxy Voting Committee. These Guidelines and Policy were developed to provide Allianz Global Investors GmbH with a comprehensive list of recommendations that provide guidance in determining how to vote proxies for its clients.

These guidelines allow Allianz Global Investors GmbH the discretion to vote proxies in accordance with local laws, standards and client requirements, as appropriate, independently of influence either directly or indirectly by parent or affiliated companies. The governance structures of each of the Allianz Global Investors legal entities allows that entity to execute proxy voting rights on behalf of clients independently of any Allianz Global Investors’ parent or affiliated company. The individuals that make proxy voting decisions are also free to act independently, subject to the normal and customary supervision by the management/boards of these legal entities and to our fiduciary duty to act in the best interests of our clients. These Guidelines and Policy represent the views and guidance of Allianz Global Investors GmbH as at the date of publication. They may be subject to change at any time. The Guidelines and Policy are for Allianz Global Investors GmbH internal guidance purposes only and are not intended to be relied upon by any third party.

Corporate Governance Guidelines

Section 1: Board of Directors

1.1 Composition and Structure of the Board

1.1.1 Chair and CEO

Allianz Global Investors GmbH believes that the roles of Chair and Chief Executive Officer should be separate, as there should be a clearly accepted division of responsibility at the head of the company. Allianz Global Investors will generally vote in favour of resolutions requiring an independent Chair.

1.1.2 Independence of the Board of Directors

Allianz Global Investors GmbH believes that there should be a majority of independent directors on the board, as far as legal regulations do not impose constraints on the composition of the board by law. In markets where independence of directors is currently not standard market practice, Allianz Global Investors GmbH will encourage moves towards a more independent board.

Allianz Global Investors GmbH considers independence to be an important criterion when voting for board members but will take into account other factors as well, as described elsewhere in these guidelines.

Allianz Global Investors GmbH expects companies to appoint a senior independent director, who acts as a crucial conduit for shareholders to raise issues of particular concern.

While dealing with specific corporate structures, Allianz Global Investors GmbH also considers the following points:

•	State-owned companies: there should be a sufficient number of directors independent from the company and the government.

•	Subsidiary of multinational organisations: there should be a sufficient number of directors independent from the group.

•	Family-controlled companies should provide sufficient information, which makes the relationship of non-dependent directors to the family more transparent.

1.1.3 Competence and Experience of the Board

The board should have a requisite balance of special skills, competence, experience, and knowledge of the company and of the industry the company is active in.

This should enable the directors to discharge their duties and responsibilities in an effective way.

1.1.4 Diversity of the Board

While the board members’ independence, competence, skills and experience are of high importance, the board of directors is also encouraged to have a diversified representation in terms of education, age, nationality, gender, etc.

In this respect Allianz Global Investors GmbH generally votes in favour of requests for reports on the company’s efforts to diversify the board, unless the board composition is reasonably diversified in relation to companies of similar size and industry as well as local laws and practices.

1.1.5 Size of the Board Allianz Global Investors GmbH generally supports proposals requiring shareholder approval to fix or alter the size of the board. Allianz Global Investors GmbH supports boards of between four and 18 directors.

1.1.6 Classified Boards

Allianz Global Investors GmbH votes against the introduction of classified/staggered boards and supports efforts to declassify boards.

1.1.7 Age Limits and Tenure Limits

Allianz Global Investors GmbH generally does not support minimum or maximum age or tenure limits.

1.1.8 Board Committees

Allianz Global Investors GmbH believes that there should be three key committees specialising in audit, director nomination and compensation issues. Such committees constitute a critical component of corporate governance and contribute to the proper functioning of the board of directors.

The remuneration committee should be responsible for setting remuneration for all executive directors and the Chair.

Allianz Global Investors GmbH supports having two audit committee members with some auditing/accounting expertise on audit committees at large cap firms. In addition Allianz Global Investors GmbH strongly supports the establishment of a separate and independent risk committee responsible for supervision of risks within the company.

In general the majority of the members of these committees should be independent non-executive directors.

Corporate Governance Guidelines

Any committee should have the authority to engage independent advisers where appropriate at the company’s expense.

1.1.9 Director Conflicts of Interest

Allianz Global Investors GmbH expects companies to have a process for identifying and managing conflicts of interest directors may have. Individual directors should seek to avoid situations where there might be an appearance of a conflict of interest. If a director has an interest in a matter under consideration by the board, then the director should recuse himself from those discussions.

1.2 Election of Board of Directors

1.2.1 Information on Directors

Allianz Global Investors GmbH expects companies to provide comprehensive and timely information on their directors, in order to be enabled to assess the value they provide. The company should also disclose the positions and mandates of the directors in the annual report.

The disclosure should include but not limited to the biographical information, information on core competencies and qualifications, professional or other background, recent and current board and management mandates at other companies, factors affecting independence as well as board and committee meetings attendance.

The list of candidates should be available in a timely manner.

While Allianz Global Investors GmbH encourages the possibility to vote for each director individually, a bundled proposition on the election (or discharge) of the directors may be considered if Allianz Global Investors GmbH is satisfied with the performance of every director. Nevertheless, sufficient information should be provided, and all the directors should fulfil also other criteria, as mentioned in 1.2.4., in such a case.

1.2.2 Term of Directors’ Contract

For executive directors, long-term incentives are considered key. Overly short-term contracts may be counterproductive in this respect. Allianz Global Investors GmbH encourages instead that the contract terms state clear performance measurement criteria, while refraining from stipulating excessive severance packages.

For non-executive directors, Allianz Global Investors GmbH generally supports minimum contract terms of three years and maximum contract terms of five years with annual approval, except when local market practices differ. In markets where shorter or longer terms are industry standard, Allianz Global Investors GmbH will consider voting against directors with terms which substantially deviate from best practice in those markets.

1.2.3 Attendance of Board and Committee Meetings

Allianz Global Investors GmbH believes that all directors should be able to allocate sufficient time and effort to the company to discharge their responsibilities efficiently. Thus, the board members should attend at least 75% of board and – in cases where directors are board committee members - committee meetings.

Allianz Global Investors GmbH expects information about attendance of the board and committee meetings to be disclosed, and will support initiatives to in this sense in markets where it is not yet standard practice.

1.2.4 Discharge of the Board

Allianz Global Investors GmbH will consider the criteria on attendance, performance, competence etc. when voting on propositions to discharge the board.

Allianz Global Investors GmbH will vote against single directors or the whole board in cases of established fraud, misstatements of accounts and other illegal acts.

1.2.5 Multiple Directorships

Allianz Global Investors GmbH believes that directors should be able to allocate sufficient time to performing their duties as board members efficiently. Therefore, Allianz Global Investors GmbH will vote against directors who are members of more than 6 boards of listed companies, or more than 3 boards of listed companies if the director is a Chair or CEO of a listed company (i.e. Chair or CEO mandate + 3 outside directorships) . Only under exceptional circumstances (e.g. conglomerate) may we deviate from these maximums.

1.2.6 Majority Voting for Directors

Allianz Global Investors GmbH believes that one of the fundamental rights shareholders have is the power to elect or remove corporate directors. Allianz Global Investors GmbH generally believes that a majority voting standard is an appropriate mechanism to provide greater board accountability.

Based on our beliefs, Allianz Global Investors GmbH would in general vote in favour of proposals that would require the implementation of a majority voting standard for elections of directors in uncontested director elections.

Corporate Governance Guidelines

There should be no provisions in place that hamper modifications to the composition of the board or impede the ability to adapt quickly to changing environments.

Allianz Global Investors GmbH would support cumulative voting in case it substantially enhances minority shareholders’ rights in a particular company and has the potential to add value.

1.2.7 Shareholders Access to Board of Directors

Shareholders should be able to nominate director candidates for the board.

1.2.8 Legal Indemnification of Board Members Allianz Global Investors GmbH will consider voting against proposals that would limit or eliminate all liability for monetary damages, for directors and officers who violate the duty of care.

Allianz Global Investors GmbH would also consider voting against proposals that would expand indemnification to cover acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

If, however, a director was found to have acted in good faith and in a manner that he reasonably believed was in the best interest of the company, and if only the director’s legal expenses would be covered, Allianz Global Investors GmbH may consider voting for expanded coverage.

1.2.9 Proxy Contests

Proxy contests are among the most difficult and most crucial corporate governance decisions because an investor must attempt to determine which group is best suited to manage the company. Allianz Global Investors GmbH will vote case-by-case on proxy contests, considering the following factors:

•	Past performance relative to its peers;

•	Market in which fund invests;

•	Measures taken by the board to address the issues;

•	Past shareholder activism, board activity, and votes on related proposals;

•	Strategy of the incumbents versus the dissidents;

•	Independence of directors;

•	Experience and skills of director candidates;

•	Governance profile of the company;
•	Evidence of management entrenchment.

1.2.10 Reimburse Proxy Solicitation Expenses Allianz Global Investors GmbH will vote case-by-case on proposals to reimburse proxy solicitation expenses. When voting in conjunction with support of a dissident slate, Allianz Global Investors GmbH will support the reimbursement of all appropriate proxy solicitation expenses associated with the election.

Allianz Global Investors GmbH will generally support shareholder proposals calling for the reimbursement of reasonable costs incurred in connection with nominating one or more candidates in a contested election where the following apply:

•	The election of fewer than 50% of the directors to be elected is contested in the election;

•	One or more of the dissident’s candidates is elected;

•	Shareholders are not permitted to cumulate their votes for directors; and

•	The election occurred, and the expenses were incurred, after the adoption of this by law.

Corporate Governance Guidelines

Section 2: Remuneration and Benefits

2.1 Executive and Director Compensation

2.1.1 Compensation of Executive Directors and Senior Managers

Compensation should contain both a short-term and long-term element, which fully aligns the executive with shareholders and where superior awards can only be achieved by attaining truly superior performance.

Allianz Global Investors GmbH believes that executive directors should be encouraged to receive a certain percentage of their salary in form of company stock. Therefore Allianz Global Investors GmbH would generally support the use of reasonably designed stock-related compensation plans, including appropriate deferrals.

Each director’s share option schemes should be clearly explained and fully disclosed (including exercise prices, expiry dates and the market price of the shares at the date of exercise) to both shareholders and participants, and should be subject to shareholder approval. They should also take into account appropriate levels of dilution. Overall, share options plans should be structured in a way to reward above-median performance.

Allianz Global Investors GmbH would generally vote against equity award plans or amendments that are too dilutive (e.g. greater than 5%) and expensive to existing shareholders, may be materially altered (cancellation and re-issue, re-testing and especially re-pricing of options, or the backdating of options) without shareholder approval, allow management significant discretion in granting certain awards, or are otherwise inconsistent with the interests of shareholders.

2.1.2 Performance Measurement and Disclosure of Performance Criteria and Achievement

Allianz Global Investors GmbH reserves the right to vote against boards or individual directors if performance has been significantly unsatisfactory for a prolonged time.

For performance measurement different criteria should be taken into consideration:

•	The management goals should be linked to the mid- and long-term goals of the company.
•	It is not sensible to define companies’ performance by only one dimension or key indicator (such as EPS). Therefore, a healthy mixture of various indicators should be considered.

•	A very important criterion is the sustainability of companies’ performance. Social, environmental and governance issues should be integrated into the companies’ performance measurement to the degree possible.

•	Performance measurement should incorporate risk considerations so that there are no rewards for taking inappropriate risks at the expense of the company and its shareholders.

•	Performance should be measured over timescales (minimum 3 years) which are sufficient to determine that value has in fact been added for the company and its shareholders.

The performance criteria used by the companies as well as their achievement should be disclosed to the shareholders.

2.1.3 Compensation of Non-Executive Directors

Allianz Global Investors GmbH believes that compensation for non-executive directors should be structured in a way which aligns their interests with the long-term interests of the shareholders, does not compromise their independence from management or from controlling shareholders of the company and does not encourage excessive risk-taking behaviour.

In particular the following elements should be taken into account:

•	Compensation should be in line with industry practice, with no performance link.

•	The amount of time and effort that the directors can invest in the company, given other directorships they may have.

2.1.4 Remuneration Committee and “Say on Pay”

Any remuneration policy should be determined by independent remuneration committees, be transparent and fully disclosed (to shareholders for every executive and non-executive director) in a separate Remuneration Report within the Annual Report. In markets for which proposals to approve the

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company’s remuneration policy or the company’s Remuneration Report, Allianz Global Investors GmbH will evaluate such proposals on a case- by-case basis, taking into account Allianz Global Investors GmbH’s approach to executive and non-executive director compensation as described elsewhere in these guidelines.

In the US market, the Dodd-Frank Act requires advisory votes on pay (MSOP), and requires that the proxy for the first annual or other meeting of the shareholders occurring after the enactment includes vote item to determine going forward, the frequency of the say-on-pay vote by shareholders to approve compensation.

Allianz Global Investors GmbH will support annual advisory votes on compensation, which provide the most consistent and clear communication channel for shareholder concerns about companies’ executive pay programs.

Allianz Global Investors GmbH encourages companies to increase transparency in this respect, and furthermore in general supports moves to empower shareholders with regard to having a say on the remuneration policy. Allianz Global Investors GmbH pays close attention to perquisites, including pension arrangements, and will vote against them if deemed excessive.

2.1.5 Special Provisions

Special provisions whereby additional payment becomes due in the event of a change of control are an inappropriate use of shareholder funds and should be discouraged.

Transaction bonuses, executive severance agreements, poison pills or other retrospective ex-gratia payments should be subject to shareholder approval and should not be excessive.

Allianz Global Investors GmbH believes that clawbacks should be used in order to better align long-term incentives of executive directors with the interests of the shareholders.

Allianz Global Investors GmbH also:

•	Votes against retirement benefits for non-executive directors.

•	Believes that severance pay should not exceed one year’s fixed salary or two years if the executive is dismissed during his first term of office.

2.2 Employee Remuneration

Remuneration structures and frameworks for the employees should reinforce the corporate culture and foster above-average performance. In this respect and in accordance with applicable law Allianz Global Investors encourages companies to provide shareholders with information on the ratio between senior management and median employee compensation.

Performance measurement for staff remuneration should incorporate risk considerations to ensure that there are no rewards for taking inappropriate risks at the expense of the company and its shareholders.

Allianz Global Investors GmbH will consider voting against stock purchase plans with discounts exceeding 15%. Allianz Global Investors GmbH will also vote against share issues to employees which appear to excessively dilute existing shareholder capital.

Corporate Governance Guidelines

Section 3: Audit

3.1 Role of Audit

Allianz Global Investors GmbH recognizes the critical importance of financial statements which provide a complete and precise picture of a company’s financial status.

Allianz Global Investors GmbH would generally support the audit committee to scrutinize auditor fees and the independence of the audit function. Independence is vital for audit quality.

3.2 Role of Audit Committee

Allianz Global Investors GmbH believes that the most important responsibilities of the Audit Committee are:

•	Assuring itself and shareholders of the quality of the audit carried out by the auditors as well as reviewing and monitoring their independence and objectivity.

•	Requiring a maximum tenure period for auditors of 15 years in order to safeguard shareholders’ long term interests. Audit committees should establish a system of mandatory tendering every 5-7 years, combined with mandatory rotation after no more than 15 years. The tender should involve at least two candidates (other than the incumbent) to ensure genuine competition and to open the market to new entrants. There should be a “clear water” period of at least 5 years before an auditor can be re-appointed. The transitional arrangements allow for up to six years from 2014 for firms with auditors in situ for more than 20 years.

•	Ensuring that audit reports outline the key areas of judgment and audit risk, assumptions underlying fair value estimates and items of disagreements with management.

•	Reviewing and monitoring key auditing and accounting decisions.

•	Making recommendations to the board for consideration and acceptance by shareholders, in relation to the appointment, reappointment and, if necessary, the removal of the external auditors.

•	Approval of the remuneration and terms of engagement of external auditors.

The board should disclose and explain the main role and responsibilities of the audit committee and the process by which the audit committee reviews and monitors the independence of the external auditors.

3.3 Independence of Auditors

Allianz Global Investors GmbH believes that annual audits should be carried out by an independent, external audit firm. The audit committee should have ongoing dialogue with the external audit firm without presence of management. Any resignation of an auditor as well as the reasons for such resignation should be publicly disclosed. Allianz Global Investors GmbH favours restrictions on non-audit work for audit clients. We believe the cost of non-audit work should not exceed 50% of the cost of audit fees. If the ratio rises above 50% the audit committee should bring down the ratio within 12 months, or select a new audit firm at the next tender. Whichever action is taken should be disclosed in the next annual report.

3.4 Remuneration of Auditors

Companies should be encouraged to delineate clearly between audit and non-audit fees. The breakdown of the fees should be disclosed.

Audit committees should keep under review the non-audit fees paid to the auditor and in relation to the company’s total expenditure on consultancy. Audit fees should never be excessive.

Corporate Governance Guidelines

Section 4: Risk Management and Internal Control

4.1 Role of Risk Management

Allianz Global Investors GmbH believes that boards with high standards of corporate governance will be better able to make sound strategic decisions and to oversee the approach to risk management. Boards need to understand and ensure that proper risk management is put in place for all material and relevant risks that the company faces.

4.2 Risk Management Process

The board has the responsibility to ensure that the company has implemented an effective and dynamic ongoing process to identify risks, measure their potential outcomes, and proactively manage those risks to the extent appropriate.

The Chief Risk Officer should be a member of the main Board.

4.3 Risk Management Documentation

Companies should maintain a documented risk management plan. The board should approve the risk management plan, which it is then the responsibility of management to implement. Risk identification should adopt a broad approach and not be limited to financial reporting; this will require consideration of relevant financial, operational and reputational risks.

Allianz Global Investors GmbH in general supports proposals which require the board to conduct a review of the effectiveness of the company’s risk management and internal control systems and the risk management plan at least annually.

4.4 Risk Committee

Allianz Global Investors GmbH strongly supports the establishment of a risk committee responsible for supervision of risks within the company. If necessary the board or the risk committee should seek independent external support to supplement internal resources.

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Section 5: Sustainability Issues

Allianz Global Investors GmbH customarily reviews shareholder proposals concerning sustainability issues. Consideration should be given to the circumstances of a particular environment, social, governance or ethical issue and whether this may have financial consequences, either directly or indirectly for the company.

In these cases, Allianz Global Investors GmbH would consider:

•	whether adoption of the proposal would have either a positive or negative impact on the company’s short-term or long-term share value;

•	whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	what other companies have done in response to the issue in question.

Allianz Global Investors GmbH generally supports proposals that encourage increased transparency on forward-looking and strategy-related sustainability issues deemed material to the financial performance of the company.

Allianz Global Investors GmbH can leverage its dedicated Sustainability Research team to formulate coherent and insightful opinions reflecting best practice for all industries globally, guided by national and international law and voluntary codes of good practice developed by authoritative bodies.

As a signatory to the UN Principles for Responsible Investment (UN PRI), Allianz Global Investors GmbH is committed where appropriate, to actively implementing the principles into its voting activities.

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Section 6: Capital Structure and Corporate Finance Issues

6.1 Capital Increases

6.1.1 Increase in Authorised Common Stock

Allianz Global Investors GmbH in general considers acceptable capital increases for purposes which aim to increase shareholder value in the long term. Any capital increase should take into consideration appropriate levels of dilution.

Allianz Global Investors GmbH regards the protection of minority and existing shareholders as a fundamental task for companies, and generally favours pre-emptive rights – i.e. for any new issue of shares to be first offered to existing shareholders. For companies in markets which have conditional capital systems (e.g. Germany, South Africa, etc.) Allianz Global Investors GmbH will in general support non-specific capital increases (i.e. not tied to any particular transaction) with pre-emptive rights to a maximum of 100% of the current authorised capital. Capital increases without pre-emptive rights will in general be accepted to a maximum of 20% of the current authorised capital. Only in exceptional circumstances will Allianz Global Investors GmbH consider voting for higher ceilings.

However, given wide variations of local market practices, Allianz Global Investors GmbH will support lower ceilings in markets where they are industry standard (e.g. in the UK, where NAPF guidelines stipulate an amount for share issuances with pre-emptive rights no more than 33% of the current issued share capital that could be used under the general issuance and no more than an additional 33% pursuant to a rights issue, and for share issuances without pre-emptive rights up to a maximum of 5% of the current issued share capital).

An issuance period for a capital increase is favoured to be limited to a reasonable amount of time in line with local market practice, but normally not longer than 18 months.

For companies in markets which have authorized capital systems (e.g. US, Brazil, etc.), Allianz Global Investors GmbH will in general support proposals to increase authorized capital up to 100% over the current authorization unless the increase would leave the company with less than 30% of its new authorization outstanding.

6.1.2 Issuance or Increase of Preferred Stock

Allianz Global Investors GmbH generally votes against issuance of securities conferring special rights conflicting with the principle of “one share, one vote” (e.g. preferred shares).

Allianz Global Investors GmbH will in general support the issuance or the increase of preferred stock if its conditions are clearly defined (in terms of voting, dividend and conversion possibility, as well as other rights and terms associated with the stock) and are considered reasonable with a view of the overall capital structure of the firm, as well as with previously issued preferred stock.

Allianz Global Investors GmbH will in this respect also consider the impact of issuance/increase of preferred stock on the current and future rights of common shareholders.

Allianz Global Investors GmbH will generally oppose “blank check” preferred stock where the conditions are left at the discretion of the board, in particular when no clear statement is provided by the board that the preferred stock will not be used to prevent a takeover. Allianz Global Investors GmbH will only approve preferred stock deemed reasonable in light of the overall capital structure of the company, as well as previously issued preferred stock.

6.2 Issuance of Debt

Allianz Global Investors GmbH is in favour of proposals that enhance a company’s long-term prospects and do not result in the company reaching unacceptable levels of financial leverage. Allianz Global Investors GmbH is in favour that shareholders should be consulted on the significant issuance of debt and the raising of borrowing limits.

When convertible debt is to be issued, Allianz Global Investors GmbH will analyse such a proposal also in light of its criteria to approve issuance of common shares.

6.3 Issues Related to Mergers, Takeovers and Restructurings

6.3.1 General Criteria for Mergers and Restructurings A merger, restructuring, or spin-off in some way affects a change in control of the company`s assets.

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Allianz Global Investors GmbH expects companies to provide sufficient information to be able to evaluate the merits of such transactions considering various factors such as valuation, strategic rationale, conflicts of interest and corporate governance. Allianz Global Investors GmbH expects significant changes in the structure of a company to be approved by the shareholders Allianz Global Investors GmbH may support a merger or restructuring where the transaction appears to offer fair value and the shareholders presumably cannot realise greater value through other means, where equal treatment of all shareholders is ensured and where the corporate governance profile is not significantly altered for the worse.

6.3.2 Poison Pill Plans

In general, Allianz Global Investors GmbH will not support Poison Pill plans and similar anti-takeover measures. Allianz Global Investors GmbH is clearly in favour of putting all poison pill plans to shareholder vote.

6.3.3 Anti-Greenmail Provisions

Greenmail is the practise of buying shares owned by a corporate raider back at a premium to the market price.

Allianz Global Investors GmbH will generally support anti-greenmail provisions that do not include other anti-takeover provisions. Allianz Global Investors GmbH believe that paying greenmail in favour of a corporate raider discriminates against other shareholders.

6.3.4 Fair Price Provisions

Allianz Global Investors GmbH will generally favour fair price provisions that protect minority shareholders and that are not merely designed for the purpose of imposing barriers to transactions.

Allianz Global Investors GmbH will vote against “standard fair price provisions” that are from Allianz Global Investors GmbH’s view marginally favourable to the remaining disinterested shareholders.

Allianz Global Investors GmbH will vote against fair price provisions if the shareholder vote requirement imbedded in the provision is greater than a majority of disinterested shares.

Allianz Global Investors GmbH will vote for shareholder proposals to lower the shareholder vote requirement embedded in existing fair price provisions.

6.3.5 Control Share Acquisition and Cash-Out Provisions

Control share acquisition statutes function by denying shares their voting rights when they contribute to ownership in excess of certain thresholds. Voting rights for those shares exceeding ownership limits may only be restored by approval of either a majority or supermajority of disinterested shares. Thus, control share acquisition statutes effectively require a hostile bidder to put its offer to a shareholder vote or risk voting disenfranchisement if the bidder continues buying up a large block of shares.

Allianz Global Investors GmbH will support proposals to opt out of control share acquisition statutes unless doing so would enable the completion of a takeover that would be detrimental to shareholders. Allianz Global Investors GmbH will oppose proposals to amend the charter to include control share acquisition provisions. Allianz Global Investors GmbH will support proposals to restore voting rights to the control shares.

Control share cash-out statutes give dissident shareholders the right to “cash-out” of their position in a company at the expense of the shareholder who has taken a control position. In other words, when an investor crosses a preset threshold level, remaining shareholders are given the right to sell their shares to the acquirer, who must buy them at the highest acquiring price.

Allianz Global Investors GmbH will generally support proposals to opt out of control share cash-out statutes.

6.3.6 Going Private/Going Dark Transactions

Allianz Global Investors GmbH will vote case- by-case on going private transactions, taking into account the following:

•	Offer price/premium;

•	Fairness opinion;

•	How the deal was negotiated;

•	Conflicts of interest;

•	Other alternatives/offers considered; and

•	Non-completion risk. Allianz Global Investors GmbH will vote case-by-case on going dark transactions, determining whether the transaction enhances shareholder value by taking into consideration:

•	Whether the company has attained benefits from being publicly-traded (examination of trading volume, liquidity, and market research of the stock);

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•	Balanced interests of continuing vs. cashed-out shareholders, taking into account the following:

•	Are all shareholders able to participate in the transaction?

•	Will there be a liquid market for remaining shareholders following the transaction?

•	Does the company have strong corporate governance?

•	Will insiders reap the gains of control following the proposed transaction?

•	Does the state of incorporation have laws requiring continued reporting that may benefit shareholders?

6.3.7 Joint Ventures

When voting on proposals to form joint ventures, Allianz Global Investors GmbH will consider the following factors:

•	Percentage of assets/business contributed;

•	Percentage ownership;

•	Financial and strategic benefits;

•	Governance structure;

•	Conflicts of interest;

•	Other alternatives; and

•	Non-completion risk.

6.3.8 Liquidations

Allianz Global Investors GmbH will consider liquidations on a case-by-case basis, taking into account the following:

•	Management’s efforts to pursue other alternatives;

•	Appraisal value of assets; and

•	The compensation plan for executives managing the liquidation.

Allianz Global Investors GmbH will support the liquidation if the company will file for bankruptcy if the proposal is not approved.

6.3.9 Special Purpose Acquisition Corporations (SPACs)

Allianz Global Investors GmbH will consider SPAC mergers and acquisitions on a case-by-case basis taking into account the following:

•	Valuation – Is the value being paid by the SPAC reasonable?

•	Market reaction – How has the market responded to the proposed deal?
•	Deal timing – A main driver for most transactions is that the SPAC charter typically requires the deal to be complete within 18 to 24 months, or the SPAC is to be liquidated.

•	Negotiations and process – What was the process undertaken to identify potential target companies within specified industry or location specified in charter?

•	Conflicts of interest – How are sponsors benefiting from the transaction compared to IPO shareholders? Potential conflicts could arise if a fairness opinion is issued by the insiders to qualify the deal rather than a third party or if management is encouraged to pay a higher price for the target because of an 80% rule (the charter requires that the fair market value of the target is at least equal to 80% of net assets of the SPAC).

•	Voting agreements – Are the sponsors entering into enter into any voting agreements/ tender offers with shareholders who are likely to vote against the proposed merger or exercise conversion rights?

6.4 Other Corporate Finance Issues

6.4.1 Stock Splits and Reverse Stock Splits

In general Allianz Global Investors GmbH will support stock splits.

Regarding reverse stock splits, Allianz Global Investors GmbH will support them in case their purpose is to fulfil a minimum stock exchange listing requirement.

6.4.2 Share Repurchase Programs

Allianz Global Investors GmbH will approve share repurchase programs when they are in the best interest of the shareholders, when all shareholders can participate on equal terms in the buyback program and where Allianz Global Investors GmbH agrees that the company cannot use the cash in a more useful way.

Allianz Global Investors GmbH will also view such programs in conjunction with the company’s dividend policy.

6.4.3 Dividend Policy

Allianz Global Investors GmbH believes that the proposed dividend payments should be disclosed in advance to shareholders and be put to a vote.

6.4.4 Creating Classes with Different Voting Rights/ Dual-Voting Share Class Structures

Allianz Global Investors GmbH will in general support the principle “one-share, one-vote” as unequal voting

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rights allow for voting power to potentially be concentrated in the hands of a limited number of shareholders.

Therefore, Allianz Global Investors GmbH will normally favour a conversion to a “one-share, one-vote” capital structure and will in principle not support the introduction of multiple-class capital structures or the creation of new or additional super-voting shares.

6.4.5 Conversion of Securities

Allianz Global Investors GmbH will vote case- by-case on proposals regarding conversion of securities. When evaluating these proposals the investor should review the dilution to existing shareholders, the conversion price relative to market value, financial issues, control issues, termination penalties, and conflicts of interest.

Allianz Global Investors GmbH will support the conversion if it is expected that the company will be subject to onerous penalties or will be forced to file for bankruptcy if the transaction is not approved.

6.4.6 Private Placements/Warrants/Convertible Debentures

Allianz Global Investors GmbH will consider proposals regarding private placements, warrants, and convertible debentures on a case-by-case basis, taking into consideration:

•	Dilution to existing shareholders’ position;.

•	Terms of the offer (discount/premium in purchase price to investor, including any fairness opinion, conversion features, termination penalties, exit strategy);

•	Financial issues (the company’s financial condition, degree of need for capital, use of proceeds, effect of the financing on the company’s cost of capital, current and proposed cash burn rate, going concern viability, and the state of the capital and credit markets);

•	Management’s efforts to pursue alternatives and whether the company engaged in a process to evaluate alternatives;

•	Control issues (potential change in management/board seats, change in control, standstill provisions, voting agreements, veto power over certain corporate actions, and minority versus majority ownership and corresponding minority discount or majority control premium);

•	Conflicts of interest (as viewed from the

perspective of the company and the investor), considering whether the terms of the transaction were negotiated at arm’s length, and whether managerial incentives are aligned with shareholder interests;

•	Market reaction – How has the market responded to the proposed deal?

Allianz Global Investors GmbH will support the private placement or the issuance of warrants and/or convertible debentures in a private placement, if it is expected that the company will file for bankruptcy if the transaction is not approved.

Global Corporate Governance Guidelines

Section 7: Other Issues

7.1 General Issues regarding Voting

7.1.1 Bundled Proposals

Allianz Global Investors GmbH in general favours voting on individual issues and therefore votes against bundled resolutions.

Agenda items at shareholder meetings should be presented in such a way that they can be voted upon clearly, distinctly and unambiguously.

7.1.2 “Other Business” Proposals

Allianz Global Investors GmbH in general opposes “Other Business” proposals unless there is full and clear information about the exact nature of the business to be voted on.

7.1.3 Simple Majority Voting/Elimination of Supermajority

Allianz Global Investors GmbH in general supports simple majority voting and the elimination of supermajority. In certain cases, Allianz Global Investors Europe GmbH may consider favouring supermajority in cases where it protects minority shareholders from dominant large shareholders.

7.2 Miscellaneous

7.2.1 Re-domiciliation

Allianz Global Investors GmbH will oppose re-domiciliation if the reason is to take advantage of a protective status and if the change will incur a significant loss of shareholder power.

7.2.2 Shareholder Right to Call Special Meeting/Act by Written Consent

Allianz Global Investors GmbH believes that companies should enable holders of a specified portion (e.g.10-25%) of its outstanding shares or a specified number of shareholders to call a meeting of shareholders for the purpose of transacting the legitimate business of the company. Shareholders should be enabled to work together to make such a proposal. Shareholders should be able to exercise both rights to call special meetings and act by written consent.

7.2.3 Disclosure and Transparency

Allianz Global Investors GmbH believes that companies should apply high standards of disclosure and transparency. In this regards, Allianz Global

Investors Europe GmbH shows a preference for:

•	at least half-year or full-year reports;

•	adherence to consistent internationally accepted financial standards;

•	availability of financial information and investor communication in a Business English translation;

•	personal accessibility and availability of top management for investors;

•	preparation of two reports (simplified and detailed versions) in at least two commonly used languages;

•	full disclosure on political donations; and only as required by law for shareholder approval of such donations;

•	a guide to reading financial statements and clear explanations of proposed resolutions;

•	publication of documents on the Internet;

•	mandatory presence of directors at general meetings;

•	video link for shareholders not physically present;

•	adoption of electronic voting;

•	standardisation of voting forms.

7.2.4 Proposals to Adjourn Meeting

Allianz Global Investors GmbH will generally oppose proposals to provide management with the authority to adjourn an annual or special meeting absent compelling reasons to support the proposal.

However, Allianz Global Investors GmbH will support proposals that relate specifically to soliciting votes for a merger or transaction if supporting that merger or transaction.

7.2.5 Amend Bylaws without Shareholder Consent

Providing the board with the sole ability to amend a company’s bylaws could serve as an entrenchment mechanism and could limit shareholder rights. As such, Allianz Global Investors GmbH will oppose proposals giving the board exclusive authority to amend the bylaws. However, Allianz Global Investors GmbH will support proposals giving the board the ability to amend the bylaws in addition to shareholders.

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7.2.6 Routine Agenda Items

Many routine proposals are operational issues of a non-controversial nature. The list of operational issues includes, but is not limited to: changing date, time, or location of the annual meeting; amending quorum requirements; amending minor bylaws; approving financial results, director reports, and auditor reports; approving allocation of income; changing the company’s fiscal term; and lowering disclosure threshold for stock ownership.

While these proposals are considered to be routine, they are not inconsequential. Fiduciaries remain charged with casting their votes, so these proposals must be evaluated on a case-by-case basis, taking into account shareholders’ rights and the potential economic benefits that would be derived from implementation of the proposal.

7.2.7 Succession Planning

All companies should have succession planning policies and succession plans in place, and boards should periodically review and update them. Guidelines for disclosure of a company’s succession planning process should balance the board’s interest in keeping business strategies confidential with shareholders’ interests in ensuring that the board is performing its planning duties adequately.

Allianz Global Investors GmbH will generally support proposals seeking disclosure on a CEO succession planning policy, considering at a minimum, the following factors:

•	The reasonableness/scope of the request; and

•	The company’s existing disclosure on its current CEO succession planning process.

Allianz Global Investors GmbH (UK branch) 199 Bishopsgate London EC2M 3TY www. allianzgi.co.uk